Schedule A

Trusts and Portfolios Covered by the Sub-Advisory Agreement, dated as of April 1, 2015, between

FMR Co., Inc.

and

FMR Investment Management (U.K.) Limited

Name of Trust	Name of Portfolio	Type of Fund	Effective Date
Fidelity Central Investment Portfolios LCC	Fidelity Floating Rate Central Fund	High Income	07/17/2008
Fidelity Central Investment Portfolios LCC	Fidelity High Income Central Fund	High Income	07/17/2008
Fidelity Central Investment Portfolios LCC	Fidelity Specialized High Income Central Fund	High Income	07/17/2008

Agreed and Accepted

as of May 20, 2019

FMR Co., Inc.	FMR Investment Management (U.K.) Limited

By:      /s/Christopher J. Rimmer

By:

/s/Mark D. Flaherty

Name:

Christopher J. Rimmer

Name:

Mark D. Flaherty

Title:

Treasurer

Title:

Director